                                                                    EXHIBIT 12.1

                                  VERTIS, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
             DEFICIENCY OF EARNINGS AVAILABLE TO COVER FIXED CHARGES
                             (Dollars in thousands)

                                                                            YEARS ENDED DECEMBER 31,
                                                        ----------------------------------------------------------

                                                          2002         2001        2000         1999        1998
                                                        ---------  ----------  ----------   ----------  ----------

                                                                                                          C>
Net Earnings                                            $(120,146)  $ (54,863)  $ (25,212)   $   2,450   $  42,232
  Add:
    Income tax (benefit) provision                         (2,479)    (21,572)     (6,901)      27,221      33,621
    Loss from discontinued operations, net                                                       5,803         865
    Cumulative effect of accounting change                108,365
    Amortization of previously capitalized
      interest                                                545         481         391          276         212
    Fixed charges per (B) below                           134,803     146,652     164,509       82,568      60,464

  Deduct:
    Interest capitalized during period                        555         913       1,934        1,354         882
                                                        ---------   ---------   ---------    ---------   ---------

  Earnings, as adjusted (A)                             $ 120,533   $  69,785   $ 130,853    $ 116,964   $ 136,512
                                                        =========   =========   =========    =========   =========


Fixed charges:
  Portion of rents representative of an
    interest factor                                     $  11,654   $  13,300   $  13,700    $  13,929   $  11,986
  Interest expense on all indebtedness,
    including amortization of debt expense                123,149     133,352     150,809       68,639      48,478
                                                        ---------   ---------   ---------    ---------  ----------

Fixed charges for computation
  purposes (B)                                          $ 134,803   $ 146,652   $ 164,509    $  82,568   $  60,464
                                                        =========   =========   =========    =========   =========

Ratio of earnings to fixed charges  (A) / (B)                                                    1.42         2.26
                                                        =========   =========   =========    =========   =========

Deficiency of earnings available to cover
  fixed charges                                         $ (14,270)  $ (76,867)  $ (33,656)   $      -    $      -
                                                        =========   =========   =========    =========   =========